Exhibit 99.1

Tidewater Announces Promotion of Officers

NEW ORLEANS, June 4, 2008 – Tidewater Inc. (NYSE: TDW) recently announced the promotion of several officers. Joseph Bennett was promoted from Senior Vice President to Executive Vice President and Chief Investor Relations Officer; Gerard Kehoe was promoted from Vice President to Senior Vice President; Craig Demarest was promoted from Vice President and Controller to Vice President, Principal Accounting Officer and Controller; and Kevin Carr was promoted from Director of Corporate Taxation to Vice President, Taxation. The promotions were effective as of June 1, 2008.

Mr. Bennett has held an officer position at Tidewater for 16 years. He joined Tidewater in March 1990 as Corporate Controller and was promoted to Vice President and Principal Accounting Officer in August 2001 and to Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer in April 2005. Mr. Bennett will continue to provide communication with shareholders and the investment community.

Mr. Kehoe joined Tidewater in July 1999 as Area Manager for Venezuela following a successful career with the Dowell division of Schlumberger (NYSE: SLB) where he held several technical and general manager positions. In September 2001, he was appointed Area Manager for Brazil, and in December 2002, he was promoted to Latin America Regional Manager. In May 2005, he was promoted to Vice President.

Mr. Demarest joined Tidewater in May 2004 as Corporate Controller and was promoted to the officer position of Controller in April 2005 and to Vice President in June 2007. Prior to joining Tidewater, Mr. Demarest spent 17 years with KPMG where he last served as an audit partner and was responsible for the audits of a wide variety of clients, both publicly held and privately owned. Mr. Demarest will now have oversight responsibility for all accounting activities.

Mr. Carr joined Tidewater in 1992 as the Director of Corporate Taxation. Prior to joining Tidewater, Mr. Carr worked for eight years in public accounting, serving as a Senior Manager with KPMG specializing in corporate taxation during his last four years. Mr. Carr has oversight responsibility for all domestic and worldwide tax planning, monitoring, compliance and reporting.

Tidewater Inc. owns 460 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.